Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between Pelthos Therapeutics Inc. (the “Company”) and Francis Knuettel II (“Employee”). Each of the Company and Employee may be referred to herein as a “Party,” or collectively as the “Parties.”

WHEREAS, the Parties executed an Executive Employment Agreement on or around July 1, 2025 (the “Employment Agreement”); and,

WHEREAS, as described more fully below, the Company terminated Employee’s employment without Cause pursuant to Section 5(b)(i) of the Employment Agreement; and,

WHEREAS, pursuant to Sections 6(b) and 6(d) of the Employment Agreement, Employee acknowledges and agrees that Employee must sign this Agreement to be eligible for the Separation Benefits described in Section 3 of this Agreement; and,

WHEREAS, this Agreement sets forth the terms upon which Employee has agreed to fully and finally resolve any and all claims, issues, demands, and/or causes of action Employee may have against the Company, and Company has agreed to provide special separation benefits for which Employee would not have been eligible but for Employee’s execution of this Agreement.

For and in consideration of the mutual promises of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Termination of Employment. Employee’s employment with the Company is terminated without Cause effective as of April 10, 2026 (the “Separation Date”) pursuant to Section 5(b)(i) of the Employment Agreement.

2.Payments to Employee. Regardless of whether Employee executes this Agreement, the Company will pay Employee for all earned but unpaid compensation through the Separation Date, less all applicable taxes and withholdings, by no later than the next business day immediately following the Separation Date. In addition, and also regardless of whether Employee executes this Agreement, the Company will reimburse Employee for outstanding business expenses in accordance with applicable Company policies, provided that Employee’s request for reimbursement and supporting documentation are delivered to the Company within 10 days after the Separation Date. Except as expressly provided in this Agreement, in the applicable terms of the Company’s employee benefit plans, or as required by applicable law, Employee will receive no further compensation or benefits from the Company after the Separation Date.

3.Separation Benefits. In exchange for Employee’s execution and non-revocation of this Agreement, the Company will pay Employee the following payments and benefits in accordance with the terms and conditions of Section 6(b) of the Employment Agreement (collectively, the “Separation Benefits”):

(a)Separation Pay. If Employee signs and does not revoke this Agreement as provided in Section 18(g) below, the Company will pay Employee an amount of separation pay equal to twelve (12) months of Employee’s base salary at the rate in effect as of the Separation Date, or $430,000.00, such amount to be paid less all applicable taxes and withholdings over time in substantially equal installments in accordance with the Company’s normal payroll schedule beginning on the on the next regular payroll date following the expiration of the Revocation Period described in Section 18(g) below; provided, however, the first installment will include all amounts that would have been paid if such payment had commenced effective as of the Separation Date.

(b)COBRA Reimbursement. Employee’s group health insurance coverage with the Company will terminate on April 30, 2026. However, if Employee signs and does not revoke this Agreement and if Employee properly and timely elects to continue Employee’s health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) after the Separation Date, then beginning immediately after the end of the Revocation Period (as defined below) the Company will pay an amount equal to the Company’s share of such insurance premiums (based on Employee’s level of coverage immediately prior to termination) (the “COBRA Subsidy”) for up to twelve months following the Separation Date (the “Severance Period”). For the avoidance of doubt, Employee shall be solely responsible for the remaining insurance premium amounts not covered by the COBRA Subsidy. The Company shall tender the COBRA Subsidy directly to the insurer on the Employee’s behalf, and in no event shall the COBRA Subsidy be payable directly to Employee; provided, however, the Company has the right to discontinue the payment of the COBRA Subsidy and pay to Employee a lump sum amount equal to the current monthly COBRA premium times the number of months remaining in the Severance Period if the Company determines that continued payment of the COBRA Subsidy is discriminatory under Section 105(h) of the Internal Revenue Code.

Should Employee fail to timely elect COBRA benefit continuation, the Company shall not be obligated to pay the COBRA Subsidy or any cash equivalent to Employee. Should Employee obtain health insurance coverage through alternate employment prior to the expiration of the Severance Period, Employee shall promptly notify the Company, and the COBRA Subsidy shall cease without further obligation by the Company. Nothing herein shall prohibit Employee from continuing COBRA coverage at his own expense beyond the COBRA Subsidy period.

(c)    Treatment of Equity.

(i) Vesting Acceleration. The Company previously granted Employee an option to purchase 102,000 shares of the Company’s common stock in the form of stock options

(the “Options”) pursuant to that certain Stock Option Agreement between the Company and Employee (the “Options Award”). The Company also granted Employee 33,472 shares of the Company’s common stock in the form of Restricted Stock Units (the “RSUs”) pursuant to that certain Restricted Stock Unit Agreement between Employee and the Company (the “RSU Award”). The Company will cause the vesting of both the Options and RSUs to be accelerated such that the Options and RSUs shall vest as to that portion of each award that would have vested during the twelve (12)‑month period immediately following the Separation Date, assuming the Employee had remained continuously employed through such period. No vesting shall occur with respect to any portion of the Options and RSUs that would have vested after the expiration of such twelve‑month period. All vested equity awards shall remain subject to the terms and conditions of the Company’s 2023 Amended and Restated Equity Incentive Plan (the “Plan”) and the applicable award agreements.

(ii) Stock Options. As a result of the accelerated vesting described in Section 3(c)(i) above, 59,500 Options will be fully vested effective upon the expiration of the revocation period described in Section 18(g) below, with all other Options being unvested and immediately forfeited. Employee may exercise any vested Options by January 15, 2027. Employee will be responsible for all personal tax consequences associated with any such exercise. Employee acknowledges that as a result of the accelerated vesting described herein, a portion of the Options will be treated as non-statutory stock options rather than incentive stock options. Employee will remain responsible for all personal tax consequences associated with such accelerated vesting, including, without limitation, tax consequences arising from the treatment of the Options as non-statutory stock options rather than incentive stock options, if applicable.

(iii) Restricted Stock Units. As a result of the accelerated vesting described in Section 3(c)(i) above, 19,525 of the RSUs will be fully vested effective upon the expiration of the revocation period described in Section 18(g) below, with all other RSUs being unvested and immediately forfeited. Employee acknowledges and agrees that, in accordance with Section 5 of the RSU Award, Employee shall be solely responsible for satisfying all applicable tax withholding obligations arising in connection with the vesting and settlement of the RSUs (the “Withholding Obligations”). None of the Company or any of the Released Parties (as defined below) shall be liable for the Withholding Obligations. Employee shall satisfy the Withholding Obligations by one or more of the following methods, as determined by the Company in its sole discretion and upon written notice to Employee by the Company:

(iv) Cash Payment by Employee. By delivering to the Company, no later than the applicable tax due date (as determined by the Company), immediately available funds sufficient to satisfy the Withholding Obligations; and/or

(v) Payroll or Severance Deduction. By authorizing the Company to deduct amounts sufficient to satisfy the Withholding Obligations from any cash compensation, severance, or other amounts payable to Employee, to the extent available.

(vi) If Employee fails to timely satisfy the Withholding Obligations through the methods described above, or if the Company determines in its discretion that such methods are insufficient or impracticable, the Company may, at its election and without Employee’s consent, satisfy the Withholding Obligations by withholding or net-settling the delivery of shares otherwise issuable upon vesting of RSUs, in an amount determined by the Company to be sufficient to cover the applicable taxes, and delivering to Employee only the net number of shares (if any) remaining after such withholding.

(d) Application of Internal Revenue Code Section 409A. The Parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 3 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)). The Parties intend that each installment of the Separation Benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, the Parties intend that the Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Employee is, as of the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Separation Benefits will be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s separation from service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the Separation Benefits payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of said benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

(e) Vacation Payout. Although the Company’s policy is that employees forfeit any accrued, unused paid time off (“PTO”) upon termination of their employment, if you sign and do not revoke this Agreement, the Company will pay you for the balance of your accrued, unused PTO as of the Separation Date, totaling 110.67 hours of PTO. Such payment will be made at the rate of your base salary in effect as of the Separation Date, less all applicable taxes and withholdings, in a lump sum on the Company’s first regular payday after the expiration of the Revocation Period described in Section 18(g) below.

The Separation Benefits will be forfeited and not paid if Employee (i) has not returned this Agreement signed by Employee within 21 days following the Separation Date or within such extended period of time as may be granted by the Company in its sole discretion; (ii) fails to comply with Section 4 or 6 of this Agreement; or (ii) revokes this Agreement as provided in Section 18(g) below. Employee acknowledges and agrees that the Company has no prior legal obligation to provide the Separation Benefits absent Employee’s release of claims pursuant to this Agreement, and that such benefits will only be provided in exchange for Employee’s release of claims herein.

4. Return of Company Property. Employee agrees that Employee will immediately return to the Company all Company and patient documents, files, software, manuals, plans, work notes, or other business papers, and all copies of same, whether paper or electronic, which are in Employee’s possession or under Employee’s control. To the extent that Employee has electronic files or information in Employee’s possession or control that belong to the Company and/or contain confidential or proprietary information about the Company (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), Employee agrees that Employee will immediately (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that is readily accessible by the Company), and (b) after doing so, permanently delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable. Employee further agrees that Employee will immediately return to Company all Company property, including any keys, credit cards, computers, mobile phones, electronic devices, and any other Company property, all in the same condition as when provided to Employee, reasonable wear and tear excepted; provided that Employee may retain any Company property the Company has agreed in writing to release to the possession of Employee upon Employee’s termination of employment. Upon request by the Company, Employee will certify in writing that all Company property required to be returned to Company in accordance with this Section 4 has been returned to the Company. Employee will cooperate with the Company in transferring all logins, passwords, and other access information for accounts and systems previously used by Employee in connection with Employee’s employment. Employee will also immediately cease using any secure website, computer network, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

5. Comprehensive Release and Waiver.

(a) Parties’ Intent. It is the intent of the Parties that the following comprehensive general release and waiver be construed to effectuate the broadest possible release and/or waiver of rights permitted under applicable law.

(i) General Release of Liability by Employee. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company, each of its parents, subsidiaries, and affiliates, and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Employee now has or may have by reason of anything occurring, done or omitted to be done as of or prior to the date Employee signs this Agreement including, but not limited to, (i) any and all claims related to Employee’s employment with the Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in this Agreement, including but not limited to wages, commissions, equity awards, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to the employment practices or policies of the Company or its affiliates; (iv) any and all common law claims, including but not limited to wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, or negligent supervision or retention; and (v) any and all claims arising under any federal, state or local law, including but not limited to all claims arising under the laws of the State of New York and the State of Connecticut. Employee also specifically and forever releases the Released Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any and all claims under the New York State Human Rights Law (NYSHRL), the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law and paid sick leave requirements), the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law (NYCHRL), as amended by the New York City Pregnant Workers Fairness Act, and the New York City Earned Safe and Sick Time Act (ESSTA); the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq; Connecticut's whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut's free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a, and all similar state and local laws; all claims under laws governing the payment of wages or protection of workers; and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information and Discrimination Act, the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.) and the Older Workers Benefit Protection Act (collectively, the “Released Claims”). Notwithstanding anything contained in this Section 5, Employee does not release the Released Parties from any claims for a breach of this Agreement, or any claims which cannot be released by private agreement as a matter of law.

(ii) Non-Litigation Covenant of Employee. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, personal representatives, successors and assigns, agrees and covenants that Employee will not sue or assert any claim against any of the Released Parties on any ground arising out of or related to any of the Released Claims.

(b) Applicability to Known and Unknown Claims. Employee acknowledges that this release applies both to known and unknown claims that may exist between Employee and the Released Parties. Employee expressly waives and relinquishes all rights and benefits which Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Employee executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Employee hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Employee explicitly took that into account in giving this release.

6. Continuing Obligations; Cooperation. Employee hereby acknowledges and agrees that Employee’s post-employment duties and obligations, including Employee’s confidentiality, non-competition, and non-solicitation obligations, under the Noncompetition Proprietary Information and Inventions Assignment Agreement (“NPIIA”) dated July 1, 2025 and signed by Employee in connection with Employee’s employment with the Company will remain in full force and effect in accordance with its terms. Employee agrees to abide by the terms of the NPIIA, and Employee acknowledges and agrees that a breach of the NPIIA would also constitute a breach of this present Agreement.

Pursuant to Section 9 of the Employment Agreement, Employee agrees to cooperate in good faith with the Company following the Separation Date. Upon Employee’s receipt of reasonable notice from the Company (including its counsel), Employee agrees that Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will, at the Company’s expense, provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment or service with the Company. The Company will reasonably cooperate with Employee regarding the scheduling of such instances of cooperation, taking into account Employee’s professional and personal commitments. Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuit involving such claims that is likely to be filed or threatened against the Company or its affiliates. Employee also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation as determined in the sole discretion of the Company, the Company shall reimburse Employee for any reasonable expenses Employee incurs in connection with Employee’s cooperation under this provision. In addition, to the extent the Company requests that Employee perform any work after the Separation Date similar to those core duties performed by Employee in his role as the Company’s Chief Financial Officer, the Company will compensate Employee for Employee’s time as a consultant at an hourly rate of $207 for any such assistance. Except as expressly provided herein, Employee shall not be entitled to any compensation in connection with his obligation to cooperate under this Section 6.

7. Confidentiality of this Agreement. Except as described herein or as needed to meet the Company’s disclosure obligations with the Securities and Exchange Commission or any other regulatory authority, Employee will not at any time, directly or indirectly, discuss with or disclose to anyone the terms of this Agreement, including the amounts payable hereunder, but Employee may disclose such financial terms to (a) members of Employee’s immediate family, (b) Employee’s attorneys and tax advisors, (c) the appropriate taxing authorities, or (d) as otherwise required by law or court order.

8. Non-Disparagement. Employee agrees that Employee will not denigrate, defame, disparage, or cast aspersions upon the Company, its affiliates, or their management, products, services, and/or manner of doing business. The foregoing covenant includes communications in any form, whether written, electronic, oral, or otherwise, including, but not limited to posting on social media, blogs, websites, or other internet-based communications media. Likewise, the Company (represented in this instance by its officers and directors) will not denigrate, defame, disparage, or cast aspersions on Employee.

9. Protected Rights. Nothing in this Agreement, including but not limited to the provisions of Sections 5, 6, 7, and 8, is intended to or will be construed to restrict Employee from exercising any legally-protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law. Without limiting the preceding sentence, nothing in this Agreement is intended or will be construed to:

(a) Prohibit Employee from providing truthful information and/or testimony in connection with any litigation, investigation, or other proceeding conducted any governmental agency, or from disclosing information to a government agency that Employee in good faith believe reflects a violation of applicable law;

(b) Prohibit Employee from filing a charge or complaint with, or cooperating in any investigation by, any government agency (including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Tennessee Human Rights Commission, and/or the Tennessee Department of Labor and Workforce Development), to the extent permitted by law, but Employee expressly releases, waives, and disclaims any right to compensation, monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively, involving any of the Released Parties;

(c) Employee from discussing terms and conditions of employment or otherwise exercising protected rights under Section 7 of the National Labor Relations Act; or

(d) Prohibit Employee from receiving a bounty or similar award from the SEC in connection with whistleblower programs administered by the SEC.

10. Relief and Enforcement. Employee acknowledges and agrees that any breach of the provisions of Sections 4, 6, 7, or 8 of this Agreement would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of a breach by Employee of Sections 4, 6, 7, or 8 of this Agreement, (a) the Company will be entitled to immediately cease payment of any remaining installments of the Separation Benefits, (b) Employee will immediately return to the Company the total amount of Separation Benefits previously made to Employee, less $1,000, which amount Employee may retain as consideration for the release of claims in Section 5 above, and (c) the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining Employee from further breaches of this Agreement. Nothing contained in this Section 10 limits the Company’s right to pursue any other equitable or legal remedies for any such breach or threatened breach, including recovery from Employee of any monetary damages that the Company may suffer by reason of any such breach or threatened breach.

11. Applicable Law. This Agreement will be governed and interpreted by the laws of the state of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction.

12. Entire Agreement. This Agreement (inclusive of the surviving covenants of the Employment Agreement and the NPIIA) constitutes the entire agreement between the Parties with respect to the subject matter addressed herein and supersedes all other agreements or understandings (whether written or oral and whether express or implied) that may exist between the Parties with respect to such subject matter.

13. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and, in the case of Employee, personal representatives. Employee may not assign, delegate or otherwise transfer any of Employee’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

14. Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by a Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

15. Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any determination by a court of competent jurisdiction that a provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16. Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof will arise favoring or disfavoring the Company or Employee by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

17. Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one instrument reflecting the terms of the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., Docusign) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18. Representations and Affirmations. In entering into this Agreement, Employee further represents and acknowledges that:

(a) Employee is voluntarily entering into and signing this Agreement;

(b) The claims waived, released and discharged in the above Section 5 include any and all claims Employee has or may have arising out of or related to Employee’s employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(c) Those claims waived, released and discharged in this Agreement do not include, and Employee is not waiving, releasing or discharging, any claims that may arise after the date Employee signs this Agreement;

(d) The payments conditioned upon Employee’s execution and non-revocation of this Agreement constitute consideration that Employee was not entitled to receive before the effective date of this Agreement;

(e) Employee was given at least 21 days within which to consider this Agreement;

(f) The Company has advised Employee of Employee’s right to consult with an attorney regarding this Agreement before executing the Agreement and encouraged Employee to exercise that right;

(g) Employee may revoke this Agreement at any time within seven days after the date Employee signs this Agreement (the “Revocation Period”), but to be effective, any revocation must be made in writing and received by the Company, addressed to the attention of Suzie Paulson, Vice President, Human Resources, 4020 Stirrup Creek Drive, Suite 110, Durham, NC 27703, by hand delivery or delivery by a recognized overnight carrier (such as FedEx) within the seven day period;

(h) This document will not become effective or enforceable until the eighth day after the date Employee signs this Agreement (on which day this Agreement will automatically become effective and enforceable unless previously revoked within that seven-day period); and
(i) Employee acknowledges and agrees that Employee has no cause to believe that any violation of any local, state or federal law has occurred with respect to Employee’s employment or separation of employment from the Company, and that except as expressly provided in Sections 2 and 3 of this Agreement, Employee retains no rights to receive any additional compensation, payments, bonuses, equity awards, or benefits from Company in the capacity as an employee of the Company.

[Signature Page Immediately Follows]

EMPLOYEE HAS CAREFULLY READ THIS ENTIRE DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and Employee has hereunto set Employee’s hand and seal.

EMPLOYEE:		COMPANY:

Pelthos Therapeutics Inc.

/s/ Francis Knettel II		By:	/s/ Scott Plesha
Francis Knuettel II
		Name:	Scott Plesha

		Title:	Chief Executive Officer

Date:	May 15, 2026	Date:	May 15, 2026